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
                                                                                                         --------------------------
--------                                                                                                       OMB APPROVAL
 FORM 3                                                                                                  --------------------------
--------                                                                                                 OMB Number:      3235-0104
                                                                                                         Expires: December 31, 2001
                                                                                                         Estimated average burden
                                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                 hours per response.....0.5
                                                 Washington, DC 20549

                                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                    Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                         of the Investment Company Act of 1940


(Print or Type Responses)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
              JIPANGU INC.                    Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)                 Cambior Inc. -- CBJ              (Month/Day/Year)
     (Last)     (First)     (Middle)             December 7, 2001        ----------------------------------
   3-6-9, Kita-shinagawa, Shinagawa-ku     ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. I.R.S. Identification         Person to Issuer                 7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
       Tokyo       Japan    140-0001          Person, if an entity             Director     X    10% Owner      applicable line)
----------------------------------------      (voluntary)                -----            -----                X    Form filed by
      (City)      (State)      (Zip)       ----------------------------        Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                                     Treasurer               -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common stock                                        34,711,194                        D
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*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

Potential persons who are to respond to the collection of information contained in this form are not required         SEC 1473(7-97)
to respond unless the form displays a currently valid OMB control number.

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                                                               Jipangu -- Page 2

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr.
                                                                                                    5)
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Explanation of Responses:
                                                                                     /s/ David V. Mosher          December 12, 2001
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date

Note. File three copies of this Form, one of which must be manually signed.                                                Page 2
  If space is insufficient, See Instruction 6 for procedure.                                                       SEC 1473(7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
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